EXHIBIT 2
GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	At	At
	December 31,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$91,553	$70,225
Term deposits with banks	60,357	—
Available-for-sale securities	6,423	60,786
Accounts receivable, net	3,438	6,025
Receivables from sales representatives	5,607	5,574
Inventory	600	1,306
Prepaid expenses and other current assets	13,603	16,513
Deferred tax assets	13	28

Total Current Assets	181,594	160,457

Property and equipment, net	77,815	82,657
Intangible assets, net	8,770	—
Long term investments	100	100
Deferred tax assets	446	323
Other noncurrent assets	1,667	1,561

Total Assets	$270,392	$245,098

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$10,901	$10,117
Deferred income and customer prepayments	73,841	73,636
Accrued liabilities	11,585	11,579
Income taxes payable	435	261

Total Current Liabilities	96,762	95,593

Deferred income and customer prepayments	2,516	3,044
Deferred tax liability	141	318

Total Liabilities	99,419	98,955

Shareholders’ equity:
Common shares, US$0.01 par value; 75,000,000 shares authorized; 51,427,642 (2008: 51,376,335) shares issued and 44,552,642 (2008: 44,501,335) outstanding	514	514
Additional paid in capital	138,468	133,922
Treasury shares, at cost — 6,875,000 (2008: 6,875,000) shares	(50,000)	(50,000)
Retained earnings	71,369	55,259
Accumulated other comprehensive income	2,859	2,225

Total Company Shareholders’ Equity	163,210	141,920

Non-controlling interest	7,763	4,223

Total Equity	170,973	146,143

Total Liabilities and Equity	$270,392	$245,098

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue:
Online and other media services (Note 1)	$27,950	$36,363	$115,381	$142,129
Exhibitions	25,775	26,448	55,147	58,179
Miscellaneous	1,168	2,230	3,985	6,584

	54,893	65,041	174,513	206,892

Operating Expenses:
Sales (Note 2)	17,990	24,716	63,810	73,625
Event production	8,353	10,134	18,385	21,493
Community (Note 2)	6,879	9,063	24,764	30,488
General and administrative (Note 2)	10,885	11,716	44,860	47,525
Online services development (Note 2)	1,244	1,462	5,416	5,992
Amortization of intangibles and software costs	1,164	46	1,270	193

Total Operating Expenses	46,515	57,137	158,505	179,316

Income from Operations	8,378	7,904	16,008	27,576

Interest and dividend income	256	268	981	2,884
Impairment loss on available-for-sale securities	—	(939)	—	(939)
Foreign exchange gains (losses), net	179	662	237	(657)

Income before Income Taxes	8,813	7,895	17,226	28,864
Income Tax Expense	(228)	(116)	(498)	(677)

Net Income	$8,585	$7,779	$16,728	$28,187

Net income attributable to non-controlling interest	51	(249)	(618)	(1,757)

Net Income Attributable to the Company	$8,636	$7,530	$16,110	$26,430

Basic net income per share attributable to the Company’s shareholders	$0.19	$0.15	$0.36	$0.51

Diluted net income per share attributable to the Company’s shareholders	$0.19	$0.14	$0.35	$0.51

Shares used in basic net income per share calculations	44,552,550	51,375,687	44,546,226	51,351,941

Shares used in diluted net income per share calculations	45,896,193	52,273,241	45,794,197	52,230,293

Note : 1.	Online and other media services consists of:

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)
Online services	$20,448	$24,967	$85,376	$94,481
Print services	7,502	11,396	30,005	47,648

	$27,950	$36,363	$115,381	$142,129

Note : 2.	Non-cash compensation expenses associated with the employee and team member equity compensation plans, Global Sources Directors Share Grant Award Plan and Directors Purchase Plan included under various categories of expenses are as follows:

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)
Sales	$(291)	$(664)	$762	$(2,054)
Community	(87)	(21)	217	173
General and administrative	(946)	206	623	742
Online services development	14	59	269	237

	$(1,310)	$(420)	$1,871	$(902)